Conversion Agreement

                                            April 10, 1998

The Jersey Bank For Savings
2-8 South Kinderkamack Road at Grand Avenue
Montvale, New Jersey 07645-0333

Gentlemen

      Reference is made to (i) the Agreement and Plan of Merger, dated as of January 27, 1998 (the "Merger Agreement"), among Interchange Financial Services Corporation ("Interchange"), Interchange State Bank ("Bank") and The Jersey Bank For Savings ("Jersey"), pursuant to which Jersey will be merged into Bank (the "Merger"); and (ii) the Certificate of Amendment to the Certificate of Incorporation of Jersey filed with the New Jersey Department of Banking on May 14, 1993 (the "Amendment"), pursuant to which Jersey authorized the issuance of the Jersey Preferred Stock (as such term is defined in the Merger Agreement). All capitalized terms used herein, unless otherwise defined herein, shall have the same meaning as if used in the Merger Agreement.

      The undersigned, a record holder of [___] shares of Jersey Preferred Stock, who expects to derive substantial benefit from the Merger, in order to induce Interchange, Bank and Jersey to consummate the Merger, hereby agrees to convert the each share of the Jersey Preferred Stock into .8695 shares of Jersey Common Stock.

      I understand that Jersey requires that I deliver this Agreement to Jersey for transmission to Interchange before the close of business on Friday, February 27, 1998.

      1. Agreement to Convert. Subject to Section 3 of this Agreement, pursuant to and accordance with the Amendment, I agree that each of my shares of Jersey Preferred Stock (except for shares of my Jersey Preferred Stock which I have previously converted) shall immediately prior to the Effective Time automatically be converted into .8695 shares of Jersey Common Stock. I understand that I will not receive any fractional share resulting from such conversion, but in lieu thereof, you will pay me a sum equal to the Average Closing Price multiplied by such fraction of a whole share of Jersey Common Stock.

      2. Representations Concerning this Agreement. I now hold and will continue to hold (until my shares are converted hereunder) my shares of Jersey Preferred Stock free and clear of any liens, encumbrances, charges, restrictions or rights of third parties and my entering into and performance of this Agreement will not violate or conflict with any other agreement, court order, instrument, judgment, order or decree by which I or any of my shares of Jersey Preferred Stock are bound.

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      3. Right to Dissent. If I timely execute and delivery this Agreement to
Jersey for delivery to Interchange, I will have a right to dissent to the consummation of the Merger and receive a cash payment equal to the fair value of the shares of Jersey Common Stock that I would receive under this Agreement. I understand that fair value will be determined by an appraisal proceeding supervised by a court of competent jurisdiction. I also understand that Jersey will delivery to me a copy of the Proxy Statement/Prospectus when such Proxy Statement/Prospectus is delivered to the Jersey Common Stockholders and I will have adequate opportunity to review the Proxy Statement/Prospectus prior to the expiration of my right to dissent to the Merger and seek a cash payment for my shares. Unless I waiver my right to dissent and seek such cash payment, such right shall continue after the delivery of the Proxy Statement/Prospectus and until the third day prior to the day fixed for the meeting of the Jersey Common Stockholders to vote on the Merger, as set forth in the Proxy Statement/Prospectus

      4. Acknowledgment of Receipt of Information and Effect of Merger. I acknowledge that I have received copies of and have read the Amendment and the Merger Agreement, together with all exhibits and disclosure schedules attached thereto. I also have received copies and read each of the following: the Annual Report of Interchange on Form 10-K for the year ended December 31, 1996, the Quarterly Reports on Form 10-Q for the Quarters ended March 31, June 30 and September 30, 1997 and the Proxy Statement for the 1997 Annual Meeting of Interchange. I have had adequate opportunity to consult with my advisers concerning any questions I might have regarding the conversion of my shares of Jersey Preferred Stock or the Merger and I understand that at the I understand that, at the Effective Time, each share of Jersey Common Stock received from the conversion of my Jersey Preferred Shares shall be converted into one (1) share of Interchange Common Stock.

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